FOR IMMEDIATE RELEASE

Investor Relations:	Media:
Alan Magleby	Mary Athridge
410-454-5246	212-805-6035
amagleby@leggmason.com	mkathridge@leggmason.com

LEGG MASON REPORTS RESULTS FOR THIRD FISCAL QUARTER 2013
-- Third Quarter Net Loss of $454 Million, or $3.45 per Diluted Share --
-- Third Quarter Adjusted Income of $92 Million, or $0.70 per Diluted Share --
-- Results Include Non-Cash Impairment Charges of $734 Million, or $3.86 per Diluted Share --
-- Results Reduced by $9.2 Million, or $0.07 per Diluted Share, from Tax Reserve Adjustments --
-- Assets Under Management of $649 Billion --

Baltimore, Maryland - February 1, 2013 - Legg Mason, Inc. (NYSE: LM) today reported its operating results for the third fiscal quarter ended December 31, 2012. The Company reported a net loss1 of $453.9 million, or $3.45 per diluted share, as compared with net income of $80.8 million, or $0.60 per diluted share, in the previous quarter and net income of $28.1 million, or $0.20 per diluted share, in the third quarter of fiscal 2012. Included in this quarter's results were $734.0 million, $508.3 million after-tax, or $3.86 per diluted share, in non-cash impairment charges related to intangible assets. Also included in this quarter's results were net tax expenses of $9.2 million, or $0.07 per diluted share, related to tax reserve adjustments, offset in part by a tax reserve release arising from favorable results of tax audits. Adjusted income2 for the third quarter was $91.8 million, or $0.70 per diluted share, as compared to $100.1 million, or $0.75 per diluted share, in the previous quarter and $76.8 million, or $0.55 per diluted share, in the third quarter of fiscal 2012. For the third quarter, operating revenues were $673.9 million, up 5% from $640.3 million in the prior quarter and up 7% from $627.0 million in the third quarter of fiscal 2012. Operating expenses, excluding the non-cash impairment charge of $734.0 million, were up 2% from the prior quarter of fiscal 2013, and up 1% from the third quarter of fiscal 2012.

Assets Under Management (“AUM”) were $648.9 billion, as compared with $650.7 billion as of September 30, 2012 and up 3% from $627.0 billion as of December 31, 2011.

Legg Mason also announced today that its Board of Directors has declared a quarterly cash dividend on its common stock of $0.11 per share.

(Amounts in millions, except per share amounts)
	Quarters Ended			Nine Months Ended
	Dec	Sep	Dec	Dec	Dec
	2012	2012	2011	2012	2011
Total Operating Revenues	$673.9	$640.3	$627.0	$1,944.9	$2,014.0
Total Operating Expenses	1,307.2	560.6	567.7	2,422.4	1,747.4
Operating Income (Loss)	(633.3)	79.7	59.3	(477.5)	266.5
Net Income (Loss)[1]	(453.9)	80.8	28.1	(382.5)	144.7
Adjusted Income[2]	91.8	100.1	76.8	280.5	273.4
Net Income (Loss) Per Share - Diluted[1]	(3.45)	0.60	0.20	(2.84)	1.00
Adjusted Income Per Share - Diluted[2]	0.70	0.75	0.55	2.08	1.89
(1) Net Income (Loss) attributable to Legg Mason, Inc.
(2) See Supplemental Data below for non-GAAP performance measures.

Comments on the Third Quarter of Fiscal Year 2013 Results

Joseph A. Sullivan, Interim CEO of Legg Mason said, “We are disappointed with our results this quarter, which were negatively impacted by the significant non-cash impairment charges that we previously announced.  However, Legg Mason delivered solid core earnings and, importantly, made good progress on a number of strategic fronts, including announcing the strategic acquisition of Fauchier Partners, which better positions us for growth.  As I outlined last quarter, we are committed to advancing our business strategy while the Board continues the CEO search process.”

“Furthermore, our affiliate investment performance continued to improve over the 1-, 3- and 5-year time frames, which contributed to stronger performance fees in the quarter. Longer-term, we are focused on improving flows and continuing to work with our distribution teams and affiliates to evolve our sales models to capture opportunities we see in the marketplace. In the quarter, we received SEC approval to offer active ETFs and launched an innovative non-listed middle market debt closed-end fund, a new category for which we see growth potential. Our global distribution team and our affiliates will continue to collaborate to identify additional new product categories to meet current and future needs of investors across channels and geographies.”

Assets Under Management Decreased to $648.9 Billion
AUM decreased to $648.9 billion compared with $650.7 billion at September 30, 2012, primarily driven by $7.5 billion of client outflows which were offset in part by $5.7 billion in market performance and other. AUM was up 3% from $627.0 billion as of December 31, 2011.

•	Equity and fixed income outflows were $8.3 billion and $6.8 billion, respectively, while liquidity inflows were $7.6 billion for the quarter ended December 31, 2012.

•	At December 31, 2012, fixed income represented 57% of AUM, while equity represented 22% and liquidity represented 21% of AUM.

•	By client domicile, 60% of AUM was United States and 40% of AUM was non-U.S.

•
Average AUM during the quarter was $648.3 billion compared to $639.4 billion in the second quarter of fiscal year 2013 and $622.0 billion in the third quarter of fiscal year 2012. Average long-term AUM was $516.9 billion compared to $516.3 billion in the prior quarter and $507.3 billion in the third quarter of fiscal year 2012.

Comparison to the Second Quarter of Fiscal Year 2013
Net loss was $453.9 million, or $3.45 per diluted share, as compared with net income of $80.8 million, or $0.60 per diluted share, in the second quarter of fiscal year 2013. The current quarter's results included $734.0 million, or $3.86 per diluted share, of non-cash impairment charges. Also included in this quarter's results were net tax expenses of $9.2 million, or $0.07 per diluted share, related to tax reserve adjustments, offset in part by a tax reserve release related to favorable results of tax audits. The prior quarter's results included a United Kingdom tax benefit of $18.1 million, or $0.13 per diluted share.

•
Operating revenues of $673.9 million were up 5% from $640.3 million in the prior quarter, primarily due to higher performance fees, largely driven by Western Asset and the wind-down of its participation in the U.S. Treasury's Public-Private Investment Program.

•
Operating expenses of $1.3 billion were up from $560.6 million in the prior quarter primarily due to $734.0 million in non-cash impairment charges relating to intangible assets. The current quarter's expenses also included approximately $6 million in costs associated with the Permal restructuring, as previously disclosed. In addition, the current quarter's expenses included a $3.7 million gain in the market value of deferred compensation and seed investments which are recorded as an increase in compensation and benefits with an offset in other non-operating income, compared to a gain of $24.4 million in the prior quarter. Excluding the above items, operating expenses increased by 5% from the second quarter of fiscal 2013, reflecting higher revenue share compensation primarily related to higher revenues.

•
Other non-operating expense was $5.4 million, as compared to $17.8 million of income in the second quarter of fiscal 2013. Gains on corporate investments, not offset in compensation, were $6.8 million compared with $4.7 million in the prior quarter. The current quarter also included gains on funded deferred compensation and seed investments, as described above. In addition, the current quarter included $4.0 million in losses associated with consolidated investment vehicles compared to $1.0 million in gains in the prior quarter. The consolidation of investment vehicles has no impact on net income as the effects of consolidation are fully attributable to noncontrolling interests.

•
Operating margin was negative, as compared to 12.5% in the prior quarter as a result of the non-cash impairment charges this quarter. Operating margin, as adjusted,[2] was 19.8%, as compared with 21.2% in the prior quarter.

•	Adjusted income was $91.8 million, or $0.70 per diluted share, compared to adjusted income of $100.1 million, or $0.75 per diluted share, in the prior quarter.

Comparison to the Third Quarter of Fiscal Year 2012
Net loss was $453.9 million, or $3.45 per diluted share, as compared with net income of $28.1 million, or $0.20 per diluted share, in the third quarter of fiscal year 2012. The current quarter's results included $734.0 million, or $3.86 per diluted share, of non-cash impairment charges. Also included in this quarter's results were net tax expenses of $9.2 million, or $0.07 per diluted share, related to tax reserve adjustments, offset in part by a tax reserve release related to the favorable results of tax audits. The third quarter of fiscal year 2012 results included transition-related costs of $42.3 million.

•	Operating revenues of $673.9 million increased 7% from $627.0 million in the third quarter of fiscal year 2012, reflecting a $40.3 million increase in performance fees.

•
Operating expenses of $1.3 billion were up from $567.7 million in the third quarter of fiscal year 2012 quarter primarily due to $734.0 million in non-cash impairment charges relating to intangible assets. The current quarter's expenses also included a $3.7 million gain in the market value of deferred compensation and seed investments which are recorded as an increase in compensation and benefits with an offset in other non-operating income, compared to a gain of $1.7 million in the third quarter of fiscal year 2012. The current quarter's expenses also included approximately $6 million in costs associated with the Permal restructuring, as previously disclosed. The third quarter of fiscal 2012 expenses included transition-related costs of $42.3 million. Excluding the above items, operating expenses increased by 7% from the prior year quarter, reflecting higher revenue share compensation primarily related to higher revenues.

•
Other non-operating expense was $5.4 million, as compared to $11.6 million in expenses in the third quarter of fiscal year 2012. Gains on corporate investments, not offset in compensation were $6.8 million compared with $1.8 million of losses in the third quarter of fiscal 2012. Interest expenses also decreased by $8.3 million in the current quarter, compared to the third quarter of fiscal 2012 due to extinguishment of debt. The current quarter also included $4.0 million in losses associated with consolidated investment vehicles, as compared to $7.8 million in gains in the prior year quarter. The consolidation of investment vehicles has no impact on net income as the effects of consolidation are fully attributable to noncontrolling interests.

•
Operating margin was negative, as compared to 9.5% in the third quarter of fiscal 2012, due to the non-cash impairment charges this quarter. Operating margin, as adjusted, was 19.8%, as compared with 21.7% in the third quarter of fiscal 2012.

•	Adjusted income was $91.8 million, or $0.70 per diluted share, compared to adjusted income of $76.8 million, or $0.55 per diluted share, in the third quarter of fiscal 2012.

Quarterly Business Developments

•
Legg Mason and Permal announced a definitive agreement to acquire Fauchier Partners, a leading European-based manager of funds-of-hedge funds, from BNP Paribas Investment Partners. The transaction, which is expected to be accretive to Legg Mason's earnings in the first year, is expected to close in the fourth quarter of fiscal 2013, and will create an institutionally focused platform with offices in nine locations around the world, and a global investment team based in New York, London, Paris and Singapore.

•	Legg Mason and Western Asset raised $178 million for the Western Asset Middle Market closed-end fund.

•
RLJ Western Asset Management, LLC and the US Treasury returned substantially all assets of the RLJ Western Asset Public/Private Master Fund. The Treasury received a 23.9% internal rate of return on its equity investment, net of fees and expenses, since the fund's inception in November 2009.

•	Western Asset and Legg Mason received the Best-in-Class Designation for Asia Fixed Income and an Outstanding Achiever for Global Fixed Income in the Benchmark Magazine House Awards 2012.[3]

•	ClearBridge and Western Asset were named to the 2012 Pensions & Investments “Best Places to Work in Money Management” list.

Quarterly Performance

At December 31, 2012:

•
Of Legg Mason's long-term U.S. mutual fund assets, 62% were beating their Lipper category averages for the 1-year period; 66% for the 3-year period; 83% for the 5-year period and 68% for the 10-year period.

•	Of Legg Mason's long-term U.S. mutual fund assets, 57% were rated 4 or 5 stars by Morningstar, including 68% of all funds managed by Royce and 60% of all funds managed by Western.

•
Seven out of 8 funds in the Western Asset institutional fund family outperformed their benchmarks for the 1-year period; 4 out of 7 outperformed their benchmarks for the 3- and 5-year periods; and 3 out of 6 funds outperformed for the 10-year period.

•
Eight out of 29 funds managed by Royce outperformed their benchmarks for the 1-year period; 4 out of 24 for the 3-year period; 16 out of 21 for the 5-year period; and 8 out of 11 outperformed for the 10-year period.

•
Eight out of 14 funds managed by ClearBridge Investments outperformed their benchmarks for the 1-year period; 3 out of 12 for the 3-year period; 6 out of 12 for the 5-year period; and 5 out of 12 for the 10-year period.

3 The House awards identify fund companies that excelled in key qualitative areas in both investment and operational capabilities. Judges examined 58 finalists in 22 categories to pick the Best-in-Class and Outstanding Achievers. Runner-ups who were within a 3% margin of difference from the Best-in-Class or the baseline score were named Outstanding Achievers.

Balance Sheet

At December 31, 2012, Legg Mason's cash position was $906 million. Total debt was $1.1 billion and stockholders' equity was $4.9 billion. The ratio of total debt to total capital (total equity plus total debt excluding consolidated investment vehicles) was 19%, up-slightly from the prior quarter. In the quarter, the Company completed additional open market purchases of 2.8 million shares, which reduced weighted average shares by 735 thousand.

The Board of Directors has declared a quarterly cash dividend on its common stock in the amount of $0.11 per share. The dividend is payable April 15, 2013 to shareholders of record at the close of business on March 14, 2013.

Conference Call to Discuss Results

A conference call to discuss the Company's results, hosted by Mr. Sullivan, will be held at 8:00 am EST today. The call will be open to the general public. Interested participants should access the call by dialing 1-800-447-0521 (or for international calls 1-847-413-3238), confirmation number 34052660 at least 10 minutes prior to the scheduled start to ensure connection.

The presentation slides that will be reviewed during the conference call will be available on the Investor Relations section of the Legg Mason website shortly after the release of the financial results.

A replay of the live broadcast will be available on the Legg Mason website, in the investor relations section, or by dialing 1-888-843-7419 (or for international calls 1-630-652-3042), enter pass code 34052660# when prompted.  Please note that the replay will be available beginning at 12:00 p.m. EST on Friday, February 1, 2013, and ending at 11:59 p.m. EST on February 15, 2013.

About Legg Mason
Legg Mason is a global asset management firm, with $649 billion in assets under management as of December 31, 2012. The Company provides active asset management in many major investment centers throughout the world. Legg Mason is headquartered in Baltimore, Maryland, and its common stock is listed on the New York Stock Exchange (symbol: LM).

This release contains forward-looking statements subject to risks, uncertainties and other factors that may cause actual results to differ materially. For a discussion of these risks and uncertainties, see "Risk Factors" and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in Legg Mason's Annual Report on Form 10-K for the fiscal year ended March 31, 2012, in the Company's quarterly reports on Form 10-Q, and the Company's current report on Form 8-K filed January 22, 2013.

	LEGG MASON, INC. AND SUBSIDIARIES
	CONSOLIDATED STATEMENTS OF INCOME (LOSS)
	(Amounts in thousands, except per share amounts)
	(Unaudited)

	Quarters Ended			For the Nine Months Ended

	December	September	December	December	December
	2012	2012	2011	2012	2011
Operating Revenues:
Investment advisory fees:
Separate accounts	$181,755	$183,426	$187,570	$547,617	$588,382
Funds	360,827	362,907	351,598	1,080,208	1,128,577
Performance fees	46,395	10,279	6,079	65,240	34,677
Distribution and service fees	83,083	81,915	80,709	246,621	258,547
Other	1,840	1,768	1,022	5,201	3,800
Total operating revenues	673,900	640,295	626,978	1,944,887	2,013,983

Operating Expenses(1):
Compensation and benefits	308,248	302,492	254,402	881,002	812,405
Transition-related compensation	—	—	8,818	—	32,559
Total compensation and benefits	308,248	302,492	263,220	881,002	844,964
Distribution and servicing	143,410	145,135	148,275	458,370	489,422
Communications and technology	38,400	35,831	43,466	111,861	125,538
Occupancy	31,072	27,318	56,401	88,642	125,339
Amortization of intangible assets	3,505	3,504	4,869	10,514	15,951
Impairment of intangible assets	734,000	—	—	734,000	—
Other	48,588	46,281	51,424	138,010	146,228
Total operating expenses	1,307,223	560,561	567,655	2,422,399	1,747,442

Operating Income (Loss)	(633,323)	79,734	59,323	(477,512)	266,541

Other Non-Operating Income (Expense):
Interest income	1,646	1,718	2,577	5,300	8,614
Interest expense	(13,564)	(14,118)	(21,831)	(46,909)	(65,828)
Other income (expense)	9,926		255	(34,052)	(31,844)
Other non-operating income (expense) of		28,655
consolidated investment vehicles	(3,449)	1,503	7,424	(6,080)	15,607
Total other non-operating income (expense)	(5,441)	17,758	(11,575)	(81,741)	(73,451)

Income (Loss) Before Income Tax (Benefit) Provision	(638,764)	97,492	47,748	(559,253)	193,090

Income tax (benefit) provision	(180,214)	16,397	12,607	(168,814)	38,868

Net Income (Loss)	(458,550)	81,095	35,141	(390,439)	154,222
Less: Net income (loss) attributable
to noncontrolling interests	(4,680)	298	7,009	(7,908)	9,474

Net Income (Loss) Attributable to
Legg Mason, Inc.	$(453,870)	$80,797	$28,132	$(382,531)	$144,748

Net Income (Loss) per share
Attributable to Legg Mason, Inc.
Common Shareholders:
Basic	$(3.45)	$0.60	$0.20	$(2.84)	$1.00

Diluted	$(3.45)	$0.60	$0.20	$(2.84)	$1.00

Weighted Average Number of Shares
Outstanding:
Basic	131,534	134,098	140,053	134,770	144,363
Diluted (2)	131,534	134,128	140,082	134,770	144,428

(1) Operating expenses in fiscal 2012 include transition costs related to streamlining our business model.
See Supplemental Data - Operating margin, as adjusted for additional details.
(2) Diluted shares are the same as basic shares for periods with a loss and any adjustment for Adjusted Income is not material.

LEGG MASON, INC. AND SUBSIDIARIES
CONSOLIDATING STATEMENTS OF INCOME (LOSS)
(Amounts in thousands)
(Unaudited)

	Quarter Ended
	December 2012			September 2012			December 2011

	Balance Before Consolidation of Consolidated Investment Vehicles	Consolidated Investment Vehicles	Consolidated Totals	Balance Before Consolidation of Consolidated Investment Vehicles	Consolidated Investment Vehicles	Consolidated Totals	Balance Before Consolidation of Consolidated Investment Vehicles	Consolidated Investment Vehicles	Consolidated Totals

Total operating revenues	$674,506	$(606)	$673,900	$640,884	$(589)	$640,295	$627,731	$(753)	$626,978
Total operating expenses	1,307,124	99	1,307,223	560,335	226	560,561	567,550	105	567,655
Operating Income (Loss)	(632,618)	(705)	(633,323)	80,549	(815)	79,734	60,181	(858)	59,323
Other non-operating income (expense)	(1,385)	(4,056)	(5,441)	16,763	995	17,758	(19,357)	7,782	(11,575)
Income (Loss) Before Income Tax Provision	(634,003)	(4,761)	(638,764)	97,312	180	97,492	40,824	6,924	47,748
Income tax (benefit) provision	(180,214)	—	(180,214)	16,397	—	16,397	12,607	—	12,607
Net Income (Loss)	(453,789)	(4,761)	(458,550)	80,915	180	81,095	28,217	6,924	35,141
Less: Net income (loss) attributable
to noncontrolling interests	81	(4,761)	(4,680)	118	180	298	85	6,924	7,009
Net Income (Loss) Attributable to Legg Mason, Inc.	$(453,870)	$—	$(453,870)	$80,797	$—	$80,797	$28,132	$—	$28,132

	For the Nine Months Ended
	December 2012			December 2011

	Balance Before Consolidation of Consolidated Investment Vehicles	Consolidated Investment Vehicles	Consolidated Totals	Balance Before Consolidation of Consolidated Investment Vehicles	Consolidated Investment Vehicles	Consolidated Totals

Total operating revenues	$1,946,667	$(1,780)	$1,944,887	$2,016,413	$(2,430)	$2,013,983
Total operating expenses	2,421,982	417	2,422,399	1,746,967	475	1,747,442
Operating Income (Loss)	(475,315)	(2,197)	(477,512)	269,446	(2,905)	266,541
Other non-operating income (expense)	(75,651)	(6,090)	(81,741)	(85,586)	12,135	(73,451)
Income (Loss) Before Income Tax Provision	(550,966)	(8,287)	(559,253)	183,860	9,230	193,090
Income tax (benefit) provision	(168,814)	—	(168,814)	38,868	—	38,868
Net Income (Loss)	(382,152)	(8,287)	(390,439)	144,992	9,230	154,222
Less: Net income (loss) attributable
to noncontrolling interests	379	(8,287)	(7,908)	244	9,230	9,474
Net Income (Loss) Attributable to Legg Mason, Inc.	$(382,531)	$—	$(382,531)	$144,748	$—	$144,748

LEGG MASON, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO LEGG MASON, INC.
TO ADJUSTED INCOME (1)
(Amounts in thousands, except per share amounts)
(Unaudited)

	Quarters Ended			For the Nine Months Ended

	December	September	December	December	December
	2012	2012	2011	2012	2011

Net Income (Loss) Attributable to Legg Mason, Inc.	$(453,870)	$80,797	$28,132	$(382,531)	$144,748

Plus (less):
Amortization of intangible assets	3,505	3,504	4,869	10,514	15,951
Loss on extinguishment of 2.5% senior notes, net of tax	—	—	—	54,873	—
Impairment of intangible assets	734,000	—	—	734,000	—
Deferred income taxes on intangible assets:
Impairment charges	(225,748)	—	—	(225,748)	—
Tax amortization benefit	33,865	33,871	33,961	101,611	101,954
U.K. tax rate adjustment	—	(18,075)	—	(18,075)	(18,268)
Imputed interest on convertible debt (2.5% senior notes)	—	—	9,793	5,839	29,023

Adjusted Income	$91,752	$100,097	$76,755	$280,483	$273,408

Net Income (Loss) per Diluted Share Attributable
to Legg Mason, Inc. Common Shareholders	$(3.45)	$0.60	$0.20	$(2.84)	$1.00

Plus (less):
Amortization of intangible assets	0.03	0.03	0.04	0.08	0.11
Loss on extinguishment of 2.5% senior notes, net of tax	—	—	—	0.41	—
Impairment of intangible assets	5.58	—	—	5.45	—
Deferred income taxes on intangible assets:
Impairment charges	(1.72)	—	—	(1.68)	—
Tax amortization benefit	0.26	0.25	0.24	0.75	0.71
U.K. tax rate adjustment	—	(0.13)	—	(0.13)	(0.13)
Imputed interest on convertible debt (2.5% senior notes)	—	—	0.07	0.04	0.20

Adjusted Income per Diluted Share	$0.70	$0.75	$0.55	$2.08	$1.89

(1) See explanations for Use of Supplemental Data as Non-GAAP Performance Measures.

LEGG MASON, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
RECONCILIATION OF OPERATING MARGIN, AS ADJUSTED(1)
(Amounts in thousands)
(Unaudited)

	Quarters Ended			For the Nine Months Ended

	December	September	December	December	December
	2012	2012	2011	2012	2011

Operating Revenues, GAAP basis	$673,900	$640,295	$626,978	$1,944,887	$2,013,983

Plus (less):
Operating revenues eliminated upon
consolidation of investment vehicles	606	589	753	1,780	2,430
Distribution and servicing expense excluding
consolidated investment vehicles	(143,393)	(145,120)	(148,258)	(458,325)	(489,380)

Operating Revenues, as Adjusted	$531,113	$495,764	$479,473	$1,488,342	$1,527,033

Operating Income (Loss), GAAP basis	$(633,323)	$79,734	$59,323	$(477,512)	$266,541

Plus (less):
Gains (losses) on deferred compensation
and seed investments	3,689	24,449	1,674	29,315	(14,935)
Transition-related costs(2)	—	—	42,311	—	71,169
Impairment of intangible assets	734,000	—	—	734,000	—
Operating income and expenses of
consolidated investment vehicles	705	815	858	2,197	2,905

Operating Income, as Adjusted	$105,071	$104,998	$104,166	$288,000	$325,680

Operating margin, GAAP basis	(94.0)%	12.5%	9.5%	(24.6)%	13.2%
Operating margin, as adjusted	19.8	21.2	21.7	19.4	21.3

(1) See explanations for Use of Supplemental Data as Non-GAAP Performance Measures.
(2) Transition-related costs:
Compensation	$—	$—	$8,818	$—	$32,559
Communications and technology	—	—	3,911	—	8,594
Occupancy	—	—	28,080	—	28,505
Other	—	—	1,502	—	1,511
Total	$—	$—	$42,311	$—	$71,169

LEGG MASON, INC. AND SUBSIDIARIES
(Amounts in billions)
(Unaudited)

Assets Under Management
	Quarters Ended
	December 2012	September 2012	June 2012	March 2012	December 2011
By asset class:
Equity	$145.5	$153.4	$151.1	$163.4	$153.3
Fixed Income	367.0	369.4	360.6	356.1	352.6
Long-Term Assets	512.5	522.8	511.7	519.5	505.9
Liquidity	136.4	127.9	120.1	123.8	121.1
Total	$648.9	$650.7	$631.8	$643.3	$627.0

	Quarters Ended					Nine Months Ended
By asset class (average):	December 2012	September 2012	June 2012	March 2012	December 2011	December 2012	December 2011
Equity	$147.6	$151.3	$155.1	$160.2	$153.4	$151.1	$170.2
Fixed Income	369.3	365.0	358.5	356.1	353.9	364.1	360.6
Long-Term Assets	516.9	516.3	513.6	516.3	507.3	515.2	530.8
Liquidity	131.4	123.1	121.9	118.6	114.7	125.8	116.2
Total	$648.3	$639.4	$635.5	$634.9	$622.0	$641.0	$647.0

Component Changes in Assets Under Management
	Quarters Ended					Nine Months Ended
	December 2012	September 2012	June 2012	March 2012	December 2011	December 2012	December 2011
Beginning of period	$650.7	$631.8	$643.3	$627.0	$611.8	$643.3	$677.6
Net client cash flows:
Equity	(8.3)	(5.7)	(3.9)	(4.9)	(4.9)	(17.9)	(16.4)
Fixed Income	(6.8)	(3.8)	0.1	(2.8)	(7.1)	(10.5)	(15.8)
Liquidity	7.6	9.7	1.2	2.8	10.7	18.5	9.6
Total net client cash flows	(7.5)	0.2	(2.6)	(4.9)	(1.3)	(9.9)	(22.6)
Market performance and other	5.7	20.7	(4.3)	24.4	17.6	22.1	(7.2)
Dispositions	—	(2.0)	(4.6)	(3.2)	(1.1)	(6.6)	(20.8)
End of period	$648.9	$650.7	$631.8	$643.3	$627.0	$648.9	$627.0

	Note: Due to effects of rounding, the sum of the quarterly results may differ immaterially from the year-to-date results.

Use of Supplemental Data as Non-GAAP Performance Measures
As supplemental information, we are providing performance measures that are based on methodologies other than generally accepted accounting principles (“non-GAAP”) for “Adjusted Income” and “Operating Margin, as Adjusted” that management uses as benchmarks in evaluating and comparing our period-to-period operating performance.

Adjusted Income
We define “Adjusted Income” as Net Income (Loss) Attributable to Legg Mason, Inc., plus amortization and deferred taxes related to intangible assets and goodwill, imputed interest and tax benefits on contingent convertible debt less deferred income taxes on goodwill and indefinite-life intangible asset impairment, if any. We also adjust for other non-core items that are not reflective of our economic performance, such as intangible asset impairments, the impact of tax rate adjustments on certain deferred tax liabilities related to indefinite-life intangible assets, and loss on extinguishment of contingent convertible debt.
We believe that Adjusted Income provides a useful representation of our operating performance adjusted for non-cash acquisition related items and other items that facilitate comparison of our results to the results of other asset management firms that have not issued/extinguished contingent convertible debt or made significant acquisitions. We also believe that Adjusted Income is an important metric in estimating the value of an asset management business.

Adjusted Income only considers adjustments for certain items that relate to operating performance and comparability, and therefore, is most readily reconcilable to Net Income (Loss) Attributable to Legg Mason, Inc. determined under GAAP. This measure is provided in addition to Net Income (Loss) Attributable to Legg Mason, Inc., but is not a substitute for Net Income (Loss) Attributable to Legg Mason, Inc. and may not be comparable to non-GAAP performance measures, including measures of adjusted earnings or adjusted income, of other companies. Further, Adjusted Income is not a liquidity measure and should not be used in place of cash flow measures determined under GAAP. We consider Adjusted Income to be useful to investors because it is an important metric in measuring the economic performance of asset management companies, as an indicator of value, and because it facilitates comparison of our operating results with the results of other asset management firms that have not issued/extinguished contingent convertible debt or made significant acquisitions.

In calculating Adjusted Income, we add the impact of the amortization of management contract assets and impairment of indefinite-life intangible assets, both of which arise from acquisitions, to Net Income (Loss) Attributable to Legg Mason, Inc. to reflect the fact that these non-cash expenses distort comparisons of our operating results with the results of other asset management firms that have not engaged in significant acquisitions. Deferred taxes on indefinite-life intangible assets and goodwill include actual tax benefits from amortization deductions that are not realized under GAAP absent an impairment charge or the disposition of the related business.  Because we fully expect to realize the economic benefit of the current period tax amortization, we add this benefit to Net Income (Loss) Attributable to Legg Mason, Inc. in the calculation of Adjusted Income.  However, because of our net operating loss carry-forward, we will receive the benefit of the current tax amortization over time. Conversely, we subtract the non-cash income tax benefits on goodwill and indefinite-life intangible asset impairment charges and United Kingdom tax rate adjustments on excess book basis on certain acquired indefinite-life intangible assets, if applicable, that have been recognized under GAAP. We also add back non-cash imputed interest and the extinguishment loss on contingent convertible debt adjusted for amounts allocated to the conversion feature, as well as adding the actual tax benefits on the imputed interest that are not realized under GAAP. These adjustments reflect that these items distort comparisons of Legg Mason's operating results to prior periods and the results of other asset management firms that have not engaged in significant acquisitions, including any related impairments, or issued/extinguished contingent convertible debt.

Should a disposition, impairment charge or other non-core item occur, its impact on Adjusted Income may distort actual changes in the operating performance or value of our firm. Accordingly, we monitor these items and their related impact, including taxes, on Adjusted Income to ensure that appropriate adjustments and explanations accompany such disclosures.

Although depreciation and amortization of fixed assets are non-cash expenses, we do not add these charges in calculating Adjusted Income because these charges are related to assets that will ultimately require replacement.

Operating Margin, as Adjusted
We calculate “Operating Margin, as Adjusted,” by dividing (i) Operating Income, adjusted to exclude the impact on compensation expense of gains or losses on investments made to fund deferred compensation plans, the impact on compensation expense of gains or losses on seed capital investments by our affiliates under revenue sharing agreements, transition-related costs of streamlining our business model, income (loss) of consolidated investment vehicles, and impairment charges by (ii) our operating revenues, adjusted to add back net investment advisory fees eliminated upon consolidation of investment vehicles, less distribution and servicing expenses which we use as an approximate measure of revenues that are passed through to third parties, which we refer to as “Operating Revenues, as Adjusted”.  The compensation items, other than transition-related costs, are removed from Operating Income in the calculation because they are offset by an equal amount in Other non-operating income (expense), and thus have no impact on Net Income (Loss) Attributable to Legg Mason, Inc.  Transition-related costs, impairment charges and income (loss) of consolidated investment vehicles are removed from Operating Income in the calculation because these items are not reflective of our core asset management operations. We use Operating Revenues, as Adjusted in the calculation to show the operating margin without distribution and servicing expenses, which we use to approximate our distribution revenues that are passed through to third parties as a direct cost of selling our products, although distribution and servicing expenses may include commissions paid in connection with the launching of closed-end funds for which there is no corresponding revenue in the period. Operating Revenues, as Adjusted also includes our advisory revenues we receive from consolidated investment vehicles that are eliminated in consolidation under GAAP.

We believe that Operating Margin, as Adjusted, is a useful measure of our performance because it provides a measure of our core business activities excluding items that have no impact on Net Income (Loss) Attributable to Legg Mason, Inc. and because it indicates what Legg Mason's operating margin would have been without the distribution revenues that are passed through to third parties as a direct cost of selling our products, transition-related costs and impairment charges, and the impact of the consolidation of certain investment vehicles described above. The consolidation of these investment vehicles does not have an impact on Net income (Loss) Attributable to Legg Mason, Inc.  This measure is provided in addition to the Company's operating margin calculated under GAAP, but is not a substitute for calculations of margins under GAAP and may not be comparable to non-GAAP performance measures, including measures of adjusted margins of other companies.